U. S. Securities and Exchange Commission

Washington, D. C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Designated Filer

Southwest Royalties, Inc.

407 N. Big Spring Street

Midland, TX 79701

2. Issuer Name and Ticker or Trading Symbol

Southwest Royalties, Inc. Income Fund VI

3. IRS or Social Security Number of Designated Filer

75-1917432

4. Statement for Month/Year

October 1999

5. If Amendment, Date of Original

N/A

6. Relationship of Designated Filer to Issuer

Southwest Royalties, Inc. as Managing General Partner, of the issuer.

  Individual or Joint/Group Filing

Form filed by One Reporting Person

X Form filed by More than One Reporting Person

TABLE I

1. Title of Security

Limited partnership interest

Units

Date Code Units Acquired Price Owned Ownership Nature

---- ---- ----- -------- ----- ----- --------- ------

10-01-99 P 10.00 A $76.52 4,033.00 I *

10-05-99 P 5.00 A $76.52 4,038.00 I *

* Southwest Royalties, Inc. as Managing General Partner, of the issuer.

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SIGNATURES

By: /s/ Bill E. Coggin By: /s/ H.H. Wommack, III

---------------------------------- ------------------------------------

Signed on behalf of Southwest H.H. Wommack, III, President,

Royalties, Inc. the Managing CEO, Treasurer and Director of

General Partner of the issuer Southwest Royalties, Inc. the

by Bill E. Coggin, Vice President Managing General Partner

and CFO

Date: November 4, 1999 Date: November 4, 1999

By: /s/ Bill E. Coggin By: /s/ H. Allen Corey

---------------------------------- ------------------------------------

Bill E. Coggin, Vice-President H. Allen Corey, Secretary and

and CFO of Southwest Royalties, Director of Southwest Royalties,

Inc. the Managing General Partner Inc. the Managing General Partner

Date: November 4, 1999 Date: November 4, 1999

By: /s/ Paul L. Morris By: /s/ Jon P. Tate

---------------------------------- ------------------------------------

Paul L. Morris, Director of Jon P. Tate, Vice-President of

Southwest Royalties, Inc. the Land and Assistant Secretary of

Managing General Partner Southwest Royalties, Inc. the

Managing General Partner

Date: November 4, 1999 Date: November 4, 1999

By: /s/ J Steven Person By: /s/ R. Douglas Keathley

---------------------------------- ------------------------------------

J Steven Person, Vice-President of R. Douglas Keathley, Vice-President

Marketing of Southwest Royalties, of Operations of Southwest Royalties

Inc. the Managing General Partner Inc. the Managing General Partner

Date: November 4, 1999 Date: November 4, 1999

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ATTACHMENT

Designated Filer:

Southwest Royalties, Inc.

Issuer Name and Ticker or Trading Symbol:

Southwest Royalties, Inc. Income Fund VI

Statement for Month/Year

October 1999

Reporting Persons of Group Filing:

----------------------------------

Name of Reporting Person Street Address

Social Security Number City, State and Zip Code

------------------------ ---------------------------

Wommack, H. H. III 407 N. Big Spring Street

###-##-#### Midland, TX 79701

President, CEO, Treasurer and Director of Southwest Royalties, Inc. the Managing General Partner.

Coggin, Bill E. 407 N. Big Spring Street

###-##-#### Midland, TX 79701

Vice-President and Chief Financial Officer of Southwest Royalties, Inc. the Managing General Partner.

Corey, H. Allen 633 Chestnut Street

###-##-#### Chattanooga, TN 37450-1800

Secretary and Director of Southwest Royalties, Inc. the Managing General Partner.

Paul L. Morris #7 Saddle Club Drive

###-##-#### Midland, TX 79705

Director of Southwest Royalties, Inc. the Managing General Partner.

Tate, Jon P. 407 N. Big Spring Street

###-##-#### Midland, TX 79701

Vice-President, Land and Assistant Secretary of Southwest Royalties, Inc. the Managing General Partner.

Person, J Steven 407 N. Big Spring Street

###-##-#### Midland, TX 79701

Vice-President of Marketing of Southwest Royalties, Inc. the Managing General Partner.

Keathley, R. Douglas 407 N. Big Spring Street

###-##-#### Midland, TX 79701

Vice-President of Operations of Southwest Royalties, Inc. the Managing General Partner.

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